Exhibit 10.2

SEPARATION AGREEMENT

In consideration of the mutual covenants contained herein, Advanstar Communications Inc. (“Advanstar”), a New York corporation having an office at 6200 Canoga Avenue, Suite 200, Woodland Hills, California, and Mr. David W. Montgomery (“Mr. Montgomery”), an individual residing at 3221 Lady Nicole Lane, Duluth, Minnesota, hereby agree as follows:

1.             Mr. Montgomery and Advanstar agree that (a) Mr. Montgomery hereby resigns from his current positions as Vice President — Finance, Chief Financial Officer and Secretary of Advanstar and any and all of its affiliates effective September 11, 2006 (the “Resignation Date”); and (b) Mr. Montgomery’s employment with Advanstar will terminate effective October 31, 2006 (the “Effective Date”).  Mr. Montgomery will continue in his current position through the Resignation Date and agrees to satisfactorily perform the duties assigned to him by the Chief Executive Officer of Advanstar between the date hereof and the Effective Date, which will involve the transitioning of his duties and responsibilities as Chief Financial Officer of Advanstar to his successor.  Commencing on the Resignation Date, Mr. Montgomery will be based out of his Duluth, Minnesota, home office.  Mr. Montgomery will receive his current base salary in the normal course for the period through the Effective Date.  Mr. Montgomery will also receive pay for any accrued and unused 2006 calendar year vacation as of the Effective Date.  All employee benefits will cease on the Effective Date, except that medical, vision and dental insurance will continue as described in paragraph 3 below.

2.             Advanstar will (a) pay to Mr. Montgomery the gross amount of $250,000.00 on the Effective Date as a bonus in consideration for the provision of the transition services described in the preceding paragraph; and (b) continue to pay to Mr. Montgomery his current base salary in the normal bi-weekly course for a period of twelve (12) months after the Effective Date as severance; provided, however, that such payments shall not be made or commence prior to the date on which this Agreement becomes final and effective pursuant to paragraph 18 hereof.

3.             Mr. Montgomery’s participation in medical, vision and dental insurance plans, if applicable, will continue through October 31, 2006.  Mr. Montgomery will be informed by separate letter of his right to continued medical and dental coverage on a fully contributory basis after the Effective Date pursuant to COBRA.  If Mr. Montgomery, on a timely basis, elects and pays the monthly premiums for COBRA coverage, Advanstar will reimburse Mr. Montgomery in the gross amount (minus applicable tax withholdings) of the COBRA premiums paid for a period of 12 months (or such shorter period until Mr. Montgomery becomes eligible to and participates in a subsequent employer’s group medical and dental plans).  Such reimbursements will occur at the time of and in conjunction with the next available payroll processing after receipt of the particular monthly COBRA premium.

4.             Other than as expressly provided in paragraphs 1-3, no payments will be due or made to Mr. Montgomery for salary, bonus, commissions, stock options, benefits, severance, separation, vacation, personal days or otherwise.  All normal deductions for tax withholding will be made from all payments made to Mr. Montgomery.

5.             Mr. Montgomery expressly agrees to cooperate with Advanstar in transferring all information on business matters handled by Mr. Montgomery during his employment with Advanstar.  Mr. Montgomery warrants and covenants to Advanstar that (a) he will deliver to Advanstar no later than the Effective Date all property of Advanstar that was or is in his possession or under his control; and (b) he has not incurred and will not incur any unauthorized credit card charges or other liabilities of any nature for which Advanstar may be liable.

6.             Mr. Montgomery acknowledges that during the term of his employment with Advanstar he has had access to confidential and proprietary information of Advanstar, including, without limitation, financial, marketing, sales, operating and other business data (collectively “Confidential Information”).  Mr. Montgomery agrees not to use or disclose to any third party (including, but not limited to, any subsequent employer of Mr. Montgomery) any of the Confidential Information.

7.             Mr. Montgomery will refrain from disparaging or otherwise discrediting Advanstar or any of its businesses or employees.  Advanstar will refrain from disparaging or otherwise discrediting Mr. Montgomery.

8.             Mr. Montgomery agrees that if he seeks re-employment with Advanstar at any time in the future, Advanstar will have no obligation to employ him.

9.             Except for claims of breach of this Agreement, Mr. Montgomery, for himself, his executors, heirs and assigns, hereby releases and forever discharges Advanstar, Advanstar, Inc., Advanstar Holdings Corp., and/or any of their successors, assigns, affiliates, subsidiaries, officers, directors, employees, representatives and agents (collectively, “Released Parties”) in respect of any and all agreements, contracts, benefit plans, damages, liabilities and claims whatsoever, whether known or unknown, both in law and in equity, which Mr. Montgomery now has or ever had against any of the Released Parties, including, but not limited to, those arising out of or relating to his employment by Advanstar, any grant of stock options in Advanstar Holdings Corp. by Award Agreements dated October 11, 2000, and May 20, 2002 (collectively, the “Award Agreement”), and/or the termination or any other aspect of that employment (the “Released Claims”).  Mr. Montgomery hereby waives any claims he may have for damages or equitable relief arising out of or relating to his employment with Advanstar and/or the termination of that employment, including but not limited to compensatory or punitive damages, reinstatement, attorneys’ fees, back pay and forward pay.  Notwithstanding the foregoing, Mr. Montgomery’s right to receive the protection of indemnification and/or contribution as an officer and/or employee of Advanstar with respect to any liability incurred by him as an officer or employee of Advanstar, as well as his right to coverage under any Advanstar liability insurance policies, is expressly excluded from the foregoing release.  After the Effective Date Mr. Montgomery shall (a) be indemnified by the Company as provided in Section 145 of the Delaware General Corporation Law and the parallel provisions of the New York Business Corporation Law or (but not to any lesser extent) as authorized by the certificates of incorporation, articles of incorporation, charter documents or bylaws of Advanstar and/or its affiliates in effect as of the Effective Date, and such indemnification shall continue for the period of any applicable statute of limitations or, if longer, for the period in which any proceeding which commenced within the period of any such statute of limitations is pending; and (b) remain eligible for coverage under all liability insurance policies (including, without limitation, all D&O insurance policies) maintained by Advanstar as of the Effective Date, subject, however, to the terms, conditions, exclusions and limitations of such policies.

10.           Mr. Montgomery acknowledges that the Released Claims include, without limitation, those for breach of contract, tort, or arising under any state and/or federal equal employment opportunity laws or statutes prohibiting discrimination on the basis of race, national origin, gender, age, marital status, religion, sexual orientation, disability or handicap, including, without limitation, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Older Workers Benefit Protection Act of 1990 (OWBPA) and the Americans with Disabilities Act of 1991 (ADA).  In addition, Mr. Montgomery expressly waives all rights afforded by any statutory provisions prohibiting the release of unspecified claims and acknowledges that this release includes all claims in his favor, including those of which he may be unaware at the time of executing this Agreement.

11.           Mr. Montgomery confirms that no charge, complaint or action brought by or on behalf of Mr. Montgomery exists in any forum or form against any of the Released Parties.  In the event that any such claim, charge, complaint or action is filed, Mr. Montgomery agrees that he waives any and all rights to any relief or recovery therefrom, both in law and in equity, including without limitation compensatory or punitive damages, reinstatement, attorneys fees, back pay and forward pay, except as prohibited by law.

12.           Except for claims of breach of this Agreement, Advanstar for itself, its successors and assigns and affiliates (“ACI”), hereby releases and forever discharges Mr. Montgomery of and from (a) all of his duties, covenants, obligations and agreements under the Award Agreement; provided, however, that Mr. Montgomery acknowledges and agrees that, notwithstanding the foregoing, the duties, covenants, obligations and agreements of Mr. Montgomery pursuant to Section 8(b) of the Award Agreement relating exclusively to “soliciting, interfering with or endeavoring to entice away any employee of [Advanstar] or any of its Subsidiaries” shall continue in full force and effect.  For the avoidance of doubt, Advanstar acknowledges and agrees that Mr. Montgomery is released and forever discharged of and from the non-competition duties, covenants, obligations and agreements set forth in Section 8(b) of the Award Agreement; and (b) subject to the limitations in subsection (a) of this Section 12, any and all claims whatsoever, whether known or unknown, both in law and in equity, which ACI now has or ever had against Mr. Montgomery, except for any claims ACI might otherwise have against Mr. Montgomery to recover any damages, fines, losses or expenses ACI may suffer arising out of: (i) any breach by Mr. Montgomery of his fiduciary duty of loyalty; (ii) any intentionally dishonest, fraudulent or criminal conduct committed by Mr. Montgomery in the course of his employment; (iii) any actions intentionally taken by Mr. Montgomery in the course of his employment which are beyond the scope of his authority; or (iv) Mr. Montgomery making a knowingly and consciously false so-called “Section 302” or “Section 906” certification of any ACI document filed with the SEC.

13.           Mr. Montgomery has been informed that he has or might have specific rights and/or claims against Advanstar under the ADEA.  Mr. Montgomery agrees that: (a) he specifically waives such rights and/or claims to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed; (b) he understands that rights or claims under the ADEA that may arise after the date this Agreement is executed are not waived by Mr. Montgomery; (c) Mr. Montgomery hereby is and was advised of his right to consult with his counsel of choice prior to executing this Agreement; and (d) Mr. Montgomery acknowledges that he has not been subject to any undue or improper influence interfering with the exercise of his free will in executing this Agreement.

14.           Mr. Montgomery acknowledges that when this Agreement was presented to him on August 23, 2006, he was informed that he had 21 days to review this Agreement and consider its terms before signing it.  Mr. Montgomery further acknowledges that the 21 day review period is not and will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

15.           If any of the provisions, terms, or clauses of this Agreement are declared illegal, unenforceable, or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.  However, the illegality or unenforceability of any such provision shall have no effect upon, and shall not impair, the enforceability of the release language set forth in paragraphs 9, 10 and 11; provided that, upon a finding by a court of competent jurisdiction that the release language found in paragraphs 9, 10 and/or 11 is unenforceable, Advanstar shall rewrite this Agreement to cure the defect and Mr.

Montgomery shall execute the rewritten agreement upon request of Advanstar without any additional monies, benefits and/or compensation therefor.

16.           Both Mr. Montgomery and Advanstar agree that this Agreement and the terms contained herein will remain strictly confidential between the parties and, except as required by law, will not be disclosed by either party under any circumstances other than to immediate family members of Mr. Montgomery, his financial or legal advisors or governmental agencies acting within the scope of their investigative authority.

17.           Mr. Montgomery agrees that neither this Agreement nor the provision of the consideration for the general release contained in this Agreement shall be deemed or construed at any time for any purpose as an admission by Advanstar of any liability or unlawful conduct of any kind.

18.           Mr. Montgomery understands that he has seven (7) calendar days following his signing of this Agreement to revoke the Agreement, and the Agreement shall not become enforceable until that seven day period has expired, whereupon it will become final, binding and irrevocable.  Should Mr. Montgomery elect to revoke this Agreement during such seven day period, then this Agreement shall be null and void.  Any such attempt by Mr. Montgomery at revocation shall only be effective if documented in a written document signed by Mr. Montgomery which states: “I hereby revoke my acceptance of the Separation Agreement dated ________, 2006.”  This written revocation must be delivered by hand or sent by certified mail or by overnight mail next business day delivery service with a postmark or shipment date prior to the end of the seven day revocation period to Advanstar Communications Inc. c/o Ward D. Hewins, General Counsel, Advanstar Communications Inc., 9 Damonmill Square, Suite 6A, Concord, MA 01742, otherwise the revocation will not be effective.  No payments will be made to Mr. Montgomery under paragraphs 2 or 3 until the revocation period has expired.

19.           This Agreement constitutes the entire agreement between the parties and supersedes all prior written or oral communications, understandings or agreements regarding the subject matter hereof.  This Agreement may not be altered or amended in any respect except in a writing executed by both parties.

20.           This Agreement shall be binding upon and inure to the benefit of Mr. Montgomery and his heirs and legal representatives and to Advanstar and its successors or assigns.  Successors of Advanstar shall include, without limitation, any company or companies acquiring, directly or indirectly, all or substantially all of the assets of Advanstar, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed “Advanstar” for the purpose hereof.

21.           The parties acknowledge and agree that because Advanstar’s principal corporate office is located in the State of New York that this Agreement shall be governed by, and interpreted for all purposes consistent with, the laws of the State of New York without regard to its conflicts of laws provisions.  The parties to this Agreement (i) further agree that the exclusive venue for any judicial proceeding between or among them shall be in the state or federal courts located in Minneapolis, Minnesota and (ii) expressly consent to the jurisdiction of the Minnesota courts.

22.          Mr. Montgomery acknowledges that (i) he has carefully read and fully understands the provisions of this Agreement, (ii) he has not relied upon any representation or statement, written or oral, not contained herein, (iii) his right to receive certain benefits set forth in this Agreement is subject to his compliance with the terms and conditions set forth in this Agreement and that he would not receive such benefits but for his execution of this Agreement; and (iv) he is voluntarily executing this Agreement.

DAVID W. MONTGOMERY		ADVANSTAR COMMUNICATIONS INC.

Signed:	/s/ David W. Montgomery	By:	/s/ Joseph Loggia
Name: Joseph Loggia
Dated: August 28. 2006		Title: Chief Executive Officer